                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               Elbit Imaging Ltd.
             -------------------------------------------------------
                                (NAME OF ISSUER)

                  Ordinary Shares, NIS 1.00 par value per share
             -------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    M37605108
             -------------------------------------------------------
                                 (CUSIP NUMBER)

                               September 30, 2008
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 2 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Itshak Sharon (Tshuva)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,392,376.50 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,392,376.50 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,392,376.50 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.47% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     IN
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 822,890.50. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the Securities and Exchange
Commission ("SEC") on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 3 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Delek Group Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,392,376.50 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,392,376.50 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,392,376.50 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.47% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 822,890.50. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the Securities and Exchange
Commission ("SEC") on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 4 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Delek Investments and Properties Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,392,376.50 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,392,376.50 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,392,376.50 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.47% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 822,890.50. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 5 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     The Phoenix Holding Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,392,376.50 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,392,376.50 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,392,376.50 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.47% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 822,890.50. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 6 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     The Phoenix Insurance Company Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            196,185.50 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        196,185.50 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     196,185.50 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.77% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 280,453.50. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 7 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     The Phoenix Pension and Provident Fund Management Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            21,168 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        21,168 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     21,168 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.08% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 20,931. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 8 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     The Phoenix Investment and Finances Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,196,191 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,196,191 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,196,191 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.70% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 542,437. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 9 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     The Phoenix Provident Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            9,325 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        9,325 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,325 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.04% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 11,241. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 10 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Excellence Investments Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,186,866 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,186,866 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,186,866 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.66% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 531,196. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       10

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 11 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Excellence Nessuah Gemel & Pension Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            145,480 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        145,480 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     145,480 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.57% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 60,046. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       11

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 12 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Excellence Tzmicha Securities & Investments Ltd
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            1,041,386 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        1,041,386 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,041,386 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     4.09% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 471,150. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       12

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 13 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Excellence Nessuah Mutual Funds Management Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            101,888 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        101,888 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     101,888 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.40% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 35,203. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       13

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 14 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     Excellence Mutual Funds Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            101,888 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        101,888 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     101,888 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.40% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 35,203. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       14

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 15 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     K.S.M. Sal Certificates Holdings Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            939,498 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        939,498 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     939,498 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.69% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 435,947. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       15

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 16 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     K.S.M. Financial Instruments Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            147,315.15 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        147,315.15 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     147,315.15 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.58% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 123,139.15. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       16

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 17 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     K.S.M. Medadim Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            302,802 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        302,802 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     302,802 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.19% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 52,032. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       17

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 18 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     KSM Sal Indices Certificates Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            187,719.42 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        187,719.42 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     187,719.42 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.74% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 926.42. See Item 2(a)
and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's Form 20-F filed with the SEC on June 26, 2009).

                                       18

-----------------------                                   ----------------------
CUSIP NO. M37605108                   13G                 PAGE 19 OF 31 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     K.S.M. Financial Products Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a) [_]
     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        -
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            301,661.43 (*)
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             -
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        301,661.43 (*)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     301,661.43 (*)
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)       [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     1.19% (**)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

(*) This figure is as of August 28, 2009. When the obligation to file this
Schedule 13G arose on September 30, 2008, this figure was 259,849.43. See Item
2(a) and Item 4(a).

(**)Based on 25,454,703 ordinary shares outstanding as of May 31, 2009 (as reported in the Issuer's 6-K filed with the SEC on June 24, 2009).

                                       19

ITEM 1.   (a)  NAME OF ISSUER:

               Elbit Imaging Ltd.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2 Weitzman Street, Tel Aviv 64239, Israel

ITEM 2.   (a)  NAME OF PERSON FILING:

               1.   Itshak Sharon (Tshuva)

               2.   Delek Group Ltd.

               3.   Delek Investments and Properties Ltd.

               4.   The Phoenix Holding Ltd.

               5.   The Phoenix Insurance Company Ltd.

               6.   The Phoenix Pension and Provident Fund Management Ltd.

               7.   The Phoenix Investment and Finances Ltd.

               8.   The Phoenix Provident Funds Ltd.

               9.   Excellence Investments Ltd.

               10.  Excellence Nessuah Gemel & Pension Ltd.

               11.  Excellence Tzmicha Securities & Investments Ltd.

               12.  Excellence Nessuah Mutual Funds Management Ltd.

               13.  Excellence Mutual Funds Ltd.

               14.  K.S.M. Sal Certificates Holdings Ltd.

               15.  K.S.M. Financial Instruments Ltd.

               16.  K.S.M. Medadim Ltd.

               17.  KSM Sal Indices Certificates Ltd.

               18.  K.S.M. Financial Products Ltd.

               The securities reported herein are beneficially owned by The
               Phoenix Insurance Company Ltd. ("Phoenix Insurance"), provident funds managed by The Phoenix Provident Funds Ltd. ("Phoenix
               Provident"), pension funds managed by The Phoenix Pension and
               Provident Fund Management Ltd. ("Phoenix Pension"), pension and provident funds managed by Excellence Nessuah Gemel & Pension
               Ltd. ("Excellence Gemel"), mutual funds managed by Excellence
               Mutual Funds Ltd. ("Excellence Mutual") , K.S.M. Financial
               Instruments Ltd. ("KSM Instruments"), K.S.M. Medadim Ltd. ("KSM
               Medadim"), KSM Sal Indices Certificates Ltd. ("KSM Indices") and
               K.S.M. Financial Products Ltd. ("KSM Products").

                                       20

               Each of Phoenix Insurance, Phoenix Provident, and Phoenix Pension
               (the "Phoenix Subsidiaries") is a direct or indirect wholly-owned subsidiary of The Phoenix Holding Ltd. ("Phoenix Holding").
               Phoenix Provident is a direct wholly owned subsidiary of The
               Phoenix Investment and Finances Ltd. ("Phoenix Investment"),
               which is a direct wholly owned subsidiary of Phoenix Holding. The
               Phoenix Subsidiaries operate under independent management and make their own independent voting and investment decisions.

               Excellence Investments Ltd. ("Excellence Investments") is a
               majority owned subsidiary of Phoenix Investment, which is a direct wholly owned subsidiary of Phoenix Holding.

               Each of Excellence Gemel, KSM Instruments, KSM Medadim, KSM
               Indices and KSM Products is a direct or indirect wholly-owned subsidiary of Excellence Investments. Excellence Mutual is a direct wholly owned subsidiary of Excellence Nessuah Mutual Funds
               Management Ltd., which is a majority owned subsidiary of
               Excellence Tzmicha Securities & Investments Ltd. ("Tzmicha"),
               which is a direct wholly owned subsidiary of Excellence
               Investments. Each of KSM Instruments, KSM Medadim, KSM Indices
               and KSM Products, (collectively with Excellence Gemel, Excellence
               Mutual, KSM Instruments, KSM Medadim and KSM Indices, called the
               "Excellence Subsidiaries") is a wholly owned subsidiary of K.S.M.
               Sal Certificates Holdings Ltd., which is a majority owned
               subsidiary of Tzmicha. The Excellence Subsidiaries operate under independent management and make their own independent voting and investment decisions.

               The Phoenix Holding Ltd. is an indirect majority-owned subsidiary of Delek Investments and Properties Ltd. ("Delek Investments").
               Delek Investments is a wholly-owned subsidiary of Delek Group
               Ltd. As of August 28, 2009, approximately 64.03% of Delek Group
               Ltd.'s outstanding share capital and 65.99% of Delek Group Ltd.'s voting rights are owned, directly and indirectly, by Itshak
               Sharon (Tshuva) through private companies wholly owned by him, and the remainder is held by the public.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The address of Itshak Sharon (Tshuva), Delek Group Ltd. and Delek
               Investments and Properties Ltd. is 7 Giborei Israel Street,
               P.O.B. 8464, Netanya, 42504, Israel.

                                       21

               The address of The Phoenix Holding Ltd., The Phoenix Insurance
               Company Ltd., The Phoenix Pension and Provident Fund Management
               Ltd., The Phoenix Investment and Finances Ltd. and The Phoenix
               Provident Funds Ltd. is Derech Hashalom 53, Givataim, 53454,
               Israel

               The address of Excellence Investments Ltd., Excellence Nessuah
               Gemel & Pension Ltd., Excellence Tzmicha Securities & Investments
               Ltd., Excellence Nessuah Mutual Funds Management Ltd., Excellence
               Mutual Funds Ltd., K.S.M. Sal Certificates Holdings Ltd., K.S.M.
               Financial Instruments Ltd., K.S.M. Medadim Ltd., KSM Sal Indices
               Certificates Ltd. and K.S.M. Financial Products Ltd. is
               Jabotinsky 7, Ramat Gan, 52520, Israel

          (c)  CITIZENSHIP:

               1.   Itshak Sharon (Tshuva) - Israel

               2.   Delek Group Ltd. - Israel

               3.   Delek Investments and Properties Ltd. - Israel

               4.   The Phoenix Holding Ltd. - Israel

               5.   The Phoenix Insurance Company Ltd. - Israel

               6.   The Phoenix Pension and Provident Fund Management Ltd. -
                    Israel

               7.   The Phoenix Investment and Finances Ltd. - Israel

               8.   The Phoenix Provident Funds Ltd. - Israel

               9.   Excellence Investments Ltd. - Israel

               10.  Excellence Nessuah Gemel & Pension Ltd. - Israel

               11.  Excellence Tzmicha Securities & Investments Ltd. - Israel

               12.  Excellence Nessuah Mutual Funds Management Ltd. - Israel

               13.  Excellence Mutual Funds Ltd. - Israel

               14.  K.S.M. Sal Certificates Holdings Ltd. - Israel

               15.  K.S.M. Financial Instruments Ltd. - Israel

               16.  K.S.M. Medadim Ltd. - Israel

               17.  KSM Sal Indices Certificates Ltd. - Israel

               18.  K.S.M. Financial Products Ltd. - Israel

                                       22

          (d)  TITLE OF CLASS OF SECURITIES:

               Ordinary Shares, NIS 1.00 par value per share

          (e)  CUSIP NUMBER:

               M37605108

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED:

               See row 9 of cover page of each reporting person.

               The Phoenix Subsidiaries and the Excellence Subsidiaries operate under independent management and make their own independent voting and investment decisions. Neither the filing of this
               Schedule 13G nor any of its contents shall be deemed to
               constitute an admission that a group exists for purposes of
               Section 13(d) of the Securities Exchange Act of 1934 or for any
               other purpose, and each reporting person disclaims the existence of any such group. Any economic interest or beneficial ownership in any of the securities covered by this report, is held for the benefit of the holders of the exchange-traded notes or for the benefit of the members of the pension funds, provident funds, or mutual funds, as the case may be. Each of the Phoenix
               Subsidiaries and the Excellence Subsidiaries disclaims any beneficial ownership of the securities covered by this report in excess of their actual pecuniary interest therein. This Statement shall not be construed as an admission by Itshak Sharon (Tshuva),
               Delek Group Ltd., Delek Investments, Phoenix Holding, Phoenix
               Investment, Excellence Investments, Tzmicha, Excellence Mutual
               Funds Management Ltd. and K.S.M. Sal Certificates Holdings Ltd.
               that they are the beneficial owners of any of the Ordinary Shares covered by this Statement.

          (b)  PERCENT OF CLASS:

               See row 11 of cover page of each reporting person

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote:

                    See row 5 of cover page of each reporting person

               (ii) Shared power to vote or to direct the vote:

                    See row 6 of cover page of each reporting person and note in
                    Item 4(a) above

                                       23

               (iii) Sole power to dispose or to direct the disposition of:

                    See row 7 of cover page of each reporting person

               (iv) Shared power to dispose or to direct the disposition of:

                    See row 8 of cover page of each reporting person and note in
                    Item 4(a) above

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               N.A.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

                                       24

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       25

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 29, 2009

                         ITSHAK SHARON (TSHUVA)

                         /s/ Itshak Sharon
                         ------------------------------------------------------
                         By: Itshak Sharon (Tshuva)

                         DELEK GROUP LTD.

                         /s/ Leora Pratt Levin
                         ------------------------------------------------------
                         By: Leora Pratt Levin*
                         Title: V.P. Legal Affairs

                         DELEK GROUP LTD.

                         /s/ Gabi Last
                         ------------------------------------------------------
                         By: Gabi Last*
                         Title: Chairman

                         DELEK INVESTMENTS AND PROPERTIES LTD.

                         /s/ Leora Pratt Levin
                         ------------------------------------------------------
                         By: Leora Pratt Levin*
                         Title: V.P. Legal Affairs

                         DELEK INVESTMENTS AND PROPERTIES LTD.

                         /s/ Gabi Last
                         ------------------------------------------------------
                         By: Gabi Last*
                         Title: Chairman

                         THE PHOENIX HOLDING LTD.

                         /s/ Dror Nagel
                         ------------------------------------------------------
                         By: Dror Nagel*
                         Title: CEO of Phoenix Investment and Finances Ltd.

                         THE PHOENIX HOLDING LTD.

                         /s/ Orly Kronman-Dagan
                         ------------------------------------------------------
                         By: Orly Kronman-Dagan*
                         Title: Legal Counsel and Company Secretary

                                       26

                         THE PHOENIX INSURANCE COMPANY LTD.

                         /s/ Dror Nagel
                         ------------------------------------------------------
                         By: Dror Nagel*
                         Title: CEO of Phoenix Investment and Finances Ltd.

                         THE PHOENIX INSURANCE COMPANY LTD.

                         /s/ Orly Kronman-Dagan
                         ------------------------------------------------------
                         By: Orly Kronman-Dagan*
                         Title: Legal Counsel and Company Secretary

                         THE PHOENIX PENSION AND PROVIDENT FUND MANAGEMENT LTD.

                         /s/ Orly Kronman-Dagan
                         ------------------------------------------------------
                         By: Orly Kronman-Dagan*
                         Title: Legal Counsel and Company Secretary

                         THE PHOENIX PENSION AND PROVIDENT FUND MANAGEMENT LTD.

                         /s/ David David
                         ------------------------------------------------------
                         By: David David*
                         Title: CFO

                         THE PHOENIX INVESTMENT AND FINANCES LTD.

                         /s/ Dror Nagel
                         ------------------------------------------------------
                         By: Dror Nagel*
                         Title: CEO

                                       27

                         THE PHOENIX INVESTMENT AND FINANCES LTD.

                         /s/ Orly Kronman-Dagan
                         ------------------------------------------------------
                         By: Orly Kronman-Dagan*
                         Title: Legal Counsel and Company Secretary

                         THE PHOENIX PROVIDENT FUNDS LTD.

                         /s/ David David
                         ------------------------------------------------------
                         By: David David*
                         Title: CFO

                         THE PHOENIX PROVIDENT FUNDS LTD.

                         /s/ Orly Kronman-Dagan
                         ------------------------------------------------------
                         By: Orly Kronman-Dagan*
                         Title: Legal Counsel and Company Secretary

                         EXCELLENCE INVESTMENTS LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                         EXCELLENCE INVESTMENTS LTD.

                         /s/ Gil Deutch
                         ------------------------------------------------------
                         By: Gil Deutch*
                         Title: Chairman of the Board of excellence nessuah

                         EXCELLENCE NESSUAH GEMEL & PENSION LTD.

                         /s/ Yoram Menahem
                         ------------------------------------------------------
                         By: Yoram Menahem*
                         Title: CEO

                         EXCELLENCE NESSUAH GEMEL & PENSION LTD.

                         /s/ Gil Deutch
                         ------------------------------------------------------
                         By: Gil Deutch*
                         Title: Chairman of the Board of excellence nessuah

                         EXCELLENCE NESSUAH GEMEL & PENSION LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                                       28

                         EXCELLENCE TZMICHA SECURITIES & INVESTMENTS LTD.

                         /s/ Roni Biram
                         ------------------------------------------------------
                         By: Roni Biram*
                         Title: Chairman of the Board of Excellence Nessuah

                         EXCELLENCE TZMICHA SECURITIES & INVESTMENTS LTD.

                         /s/ Gil Deutch
                         ------------------------------------------------------
                         By: Gil Deutch*
                         Title: Chairman of the Board of Excellence Nessuah

                         EXCELLENCE NESSUAH MUTUAL FUNDS MANAGEMENT LTD.

                         /s/ Gil Deutch
                         ------------------------------------------------------
                         By: Gil Deutch*
                         Title: Chairman of the Board of Excellence Nessuah

                         EXCELLENCE NESSUAH MUTUAL FUNDS MANAGEMENT LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                         EXCELLENCE MUTUAL FUNDS LTD.

                         /s/ Meir Mazuz
                         ------------------------------------------------------
                         By: Meir Mazuz*
                         Title: Chairman of the Board of Directors

                         EXCELLENCE MUTUAL FUNDS LTD.

                         /s/ Gil Deutch
                         ------------------------------------------------------
                         By: Gil Deutch*
                         Title: Chairman of the Board of Excellence Nessuah

                         EXCELLENCE MUTUAL FUNDS LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                                       29

                         K.S.M. SAL CERTIFICATES HOLDINGS LTD.

                         /s/ Boaz Nagar
                         ------------------------------------------------------
                         By: Boaz Nagar*
                         Title: Joint CEO

                         K.S.M. SAL CERTIFICATES HOLDINGS LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                         K.S.M. FINANCIAL INSTRUMENTS LTD.

                         /s/ Boaz Nagar
                         ------------------------------------------------------
                         By: Boaz Nagar*
                         Title: Joint CEO

                         K.S.M. FINANCIAL INSTRUMENTS LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                         K.S.M. MEDADIM LTD.

                         /s/ Boaz Nagar
                         ------------------------------------------------------
                         By: Boaz Nagar*
                         Title: Joint CEO

                         K.S.M. MEDADIM LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                         KSM SAL INDICES CERTIFICATES LTD.

                         /s/ Boaz Nagar
                         ------------------------------------------------------
                         By: Boaz Nagar*
                         Title: Joint CEO

                         KSM SAL INDICES CERTIFICATES LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

                         K.S.M. FINANCIAL PRODUCTS LTD.

                         /s/ Boaz Nagar
                         ------------------------------------------------------
                         By: Boaz Nagar*
                         Title: Joint CEO

                         K.S.M. FINANCIAL PRODUCTS LTD.

                         /s/ David Baruch
                         ------------------------------------------------------
                         By: David Baruch*
                         Title: CEO of Excellence Investments Ltd.

* Signature duly authorized by resolution of the Board of Directors, notice of which is attached as an exhibit to this Schedule 13G.

                                       30

EXHIBIT NO.    DESCRIPTION

Exhibit 1      Agreement of Joint Filing.

Exhibit 2      Notice of resolution of the Board of Directors of Delek Group
               Ltd. dated November 25, 2009.

Exhibit 3      Notice of resolution of the Board of Directors of Delek
               Investments & Properties Ltd. dated November 25, 2009.

Exhibit 4      Notice of resolution of the Board of Directors of The Phoenix
               Holdings Ltd. dated May 14, 2009.

Exhibit 5      Notice of resolution of the Board of Directors of The Phoenix
               Insurance Company Ltd. dated December 31, 2008.

Exhibit 6      Notice of resolution of the Board of Directors of The Phoenix
               Pension and Provident Fund Management Ltd. dated November 4, 2009
               (unofficial English translation from Hebrew).

Exhibit 7      Notice of resolution of the Board of Directors of The Phoenix
               Investment and Finances Ltd. dated October 11, 2009 (unofficial
               English translation from Hebrew).

Exhibit 8      Notice of resolution of the Board of Directors of The Phoenix
               Provident Funds Ltd. dated November 4, 2009 (unofficial English translation from Hebrew).

Exhibit 9      Notice of resolution of the Board of Directors of Excellence
               Investments Ltd. dated November 29, 2009.

Exhibit 10     Notice of resolution of the Board of Directors of Excellence
               Nessuah Gemel & Pension Ltd. dated November 26, 2009.

Exhibit 11     Notice of resolution of the Board of Directors of Excellence
               Tzmicha Securities & Investments Ltd. dated November 26, 2009.

Exhibit 12     Notice of resolution of the Board of Directors of Excellence
               Nessuah Mutual Funds Management Ltd. dated November 29, 2009.

Exhibit 13     Notice of resolution of the Board of Directors of Excellence
               Mutual Funds Ltd. dated November 29, 2009.

Exhibit 14     Notice of resolution of the Boards of Directors of KSM Financial
               Instruments Ltd., KSM Madadim Ltd., KSM Sal Certificates Holdings
               Ltd., KSM Sal Indices Certificates Ltd., and KSM Financial
               Products Ltd. dated November 26, 2009.

                                       31